As filed with the Securities and Exchange Commission on September 21, 2022.

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mobivity Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	26-3439095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3133 West Frye Road, #215

Chandler, Arizona 85226

(Address of Principal Executive Offices) (Zip Code)

Mobivity Holdings Corp. 2022 Equity Incentive Plan

(Full title of the plan)

Dennis Becker

Chief Executive Officer

Mobivity Holdings Corp.

3133 West Frye Road, #215

Chandler, Arizona 85226

(Name and address of agent for service)

(877) 282-7660

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 19, 2022, the directors of Mobivity Holdings Corp. (the “Company”) approved the Mobivity Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”). As provided in the 2022 Plan, 12,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), are available for issuance as the subject of awards and issued to employees, consultants, and advisors of the Company or any subsidiary, as well as non-employee directors of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

(2)         The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

(3)         The Company’s Current Reports on Form 8-K, filed on May 31, 2022, August 15, 2022, and August 17, 2022; and

(4)         The description of the Company’s Common Stock contained in Exhibit 4.1 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2021, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502 provides that a corporation may indemnify any director or officer against liabilities reasonably incurred in connection with any legal action to which the director or officer is made or threatened to be made a party in her or his official capacity, if the director or officer has (i) not breached a fiduciary duty pursuant to NRS 78.138, or (ii) acted in good faith, and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. NRS 78.751 provides that a corporation must so indemnify any such director or officer to the extent that the he or she is successful in defense of any such legal action. Unless ordered by a court, the indemnification pursuant to NRS 78.51 and 78.502 may not be made to any director or officer finally adjudged to be liable for intentional misconduct, fraud, or a knowing violation of law.

NRS 78.752 provides that a corporation may purchase and maintain insurance on behalf of any director or officer for any liability incurred in her or his official capacity (“Directors’ and Officers’ Liability Insurance”), whether or not the corporation has the authority to indemnify such director or officer against such liability.

The Company’s Restated Articles of Incorporation (the “Restated Articles”) and Bylaws, as amended, provide for indemnification of directors and officers of the Company to the fullest extent authorized by Nevada law. The Restated Articles further provide that the Company may maintain Directors’ and Officers’ Liability Insurance to protect any director or officer of the Company.

The Company has historically maintained Directors’ and Officers’ Liability Insurance.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit	Description	Method of Filing

5.1	Opinion of Hutchison & Steffen, PLLC	Filed Electronically

23.1	Consent of M&K CPAS, PLLC, independent registered public accounting firm	Filed Electronically

23.2	Consent of Hutchison & Steffen, PLLC	Contained in Exhibit 5.1

24.1	Powers of Attorney	(included on signature page)

99.1	Mobivity Holdings Corp. 2022 Equity Incentive Plan	Filed Electronically

107.1	Filing Fee Table	Filed Electronically

Item 9. Undertakings.

A.         The Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on September 21, 2022.

Mobivity Holdings Corp.

By:	/s/ Dennis Becker
Dennis Becker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below also constitutes and appoints Dennis Becker and Lisa Brennan, and each or any of them, her or his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution for and in her or his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis Becker	Chairman and Chief Executive Officer	September 21, 2022
Dennis Becker	(Principal Executive Officer)

/s/ Lisa Brennan	Chief Financial Officer	September 21, 2022
Lisa Brennan	(Principal Financial and Accounting Officer)

/s/ Philip Guarascio	Director	September 21, 2022
Philip Guarascio

/s/ Ben Weinberger	Director	September 21, 2022
Ben Weinberger

/s/ Doug Schneider	Director	September 21, 2022
Doug Schneider

/s/ Thomas Akin	Director	September 21, 2022
Thomas Akin